Exhibit 10.3

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement”) is effective as of August 1, 2014 by and between ODYSSEY GROUP INTERNATIONAL, INC., a Nevada corporation (“OGI”), and WELL-MED GLOBAL LLC, a California limited liability company (“Distributor”).

The parties hereto hereby agree as follows:

1.               Distribution.

1.1            (a) Subject to the terms and conditions hereinafter set forth, OGI hereby appoints Distributor as OGI’s exclusive distributor to market, sell and distribute OGI’s products specified in Schedule A hereto (the “Products”) in the territory specified in Schedule A hereto (the “Territory”). OGI and Distributor agree that, from time to time during the Term, Products may be discontinued by OGI and shall be removed from Schedule A hereto and that new Products may, with the consent of Distributor, be added to Schedule A hereto and subjected to the terms of this Agreement. Distributor agrees that any and all Products so removed from Schedule A hereto shall not be sold in the Territory during the Term. OGI agrees to make available to Distributor any updated, improved or enhanced Product that replaces a discontinued Product.

(b)            Subject to the terms and conditions hereof, OGI hereby grants to Distributor, for the Term and throughout the Territory, the non-exclusive right to use all trademarks, trade names, service marks, service names, logos and other similar proprietary rights owned, controlled or licensed by OGI (collectively, the “OGI Trademarks and Proprietary Rights”), solely in connection with the distribution of the Products pursuant to this Agreement.

(c)             OGI reserves to itself and shall retain all right, title and interest in and to the Products and to any and all modifications, enhancements and upgrades to any of the Products. Unless otherwise prohibited by law, Distributor shall not at any time challenge the validity of OGI’s rights in and title to the Products or the OGI Trademarks and Proprietary Rights.

(d)            Distributor shall have no rights to duplicate, translate, decompile, reverse engineer or adapt the Products without OGI’s prior written consent, nor shall Distributor attempt to develop any product that contains the “look and feel” of any of the Products.

1.2            Distributor may select subdistributors for the Products within the Territory, provided that such subdistributors agree in writing to all of the restrictions on Distributor contained herein, and each such subdistributor receives the prior written approval of OGI.

1.3            OGI shall forward to Distributor all inquiries regarding the purchase of Products from interested parties located within the Territory.

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1.4            OGI shall not knowingly sell Products to parties outside the Territory who OGI knows intend to subsequently ship Products to parties within the Territory. For purposes of the foregoing sentence, OGI shall not be deemed to know that a party outside the Territory intends to ship Products to parties within the Territory unless such party has communicated such intention to OGI.

2.               Term.

2.1            The term of this Agreement shall be for a period of two (2) years from the date hereof (the “Term”), unless this Agreement is terminated sooner under the provisions of Section 10.1.

3.               Purchase Price and Terms.

3.1            All orders for the Products placed by Distributor shall be subject to acceptance by OGI. OGI shall accept or reject an order within forty eight (48) hours of receipt. OGI shall sell to Distributor in accordance with the terms of all orders accepted by OGI. OGI agrees to ship the order within the time period specified in the order unless OGI otherwise advises Distributor at the time of acceptance of the order.

3.2            The price of the Products to Distributor during the first year of this Agreement will be determined based on market prices. Thereafter, the price of any Product may be changed, in OGI’s sole discretion, upon thirty (30) days’ notice to Distributor. Upon receipt of such notice of price increase, Distributor shall have the option to terminate this Agreement pursuant to Section 10.1.

3.3            The terms under which OGI will ship Products to Distributor are F.O.B., OGI’s warehouse. Distributor shall pay all freight and insurance charges.

3.4            Distributor shall pay for all Products ordered within fifteen (15) days from invoice date. All payments not made when due shall be subject to a late payment fee of five percent (5%) per month of the delinquent amount. The currency of account for all transactions hereunder shall be U.S. Dollars. Any and all calculations and payments hereunder shall be made in U.S. Dollars.

3.5            Distributor shall purchase the minimum number of units of each Product set forth on Schedule A hereto during each year of the Term hereof (the “Minimum Purchase Requirements”). If Distributor fails to make such purchases, OGI shall have the option to terminate this Agreement pursuant to Section 10.1.

3.6            Upon receipt of the Products, Distributor will, within seventy-two (72) hours, inspect the Products and accept delivery of the Products. Distributor will not be able to return unsold products to OGI after the shipments of Products are accepted.

3.7            Distributor shall not sell or export the Products outside the Territory.

3.8            Distributor shall be responsible for any and all taxes in connection with the sale of Products.

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4.               OGI’s Representations and Warranties. OGI represents and warrants to Distributor as follows:

4.1            OGI has the full right and authority to enter into this Agreement and to fully perform all of OGI’s obligations hereunder.

4.2            OGI owns or has the right to license the rights necessary to distribute the Products as contemplated by this Agreement and, to OGI’s knowledge, the Products do not infringe upon any copyright, patent, trademark or other proprietary right of any third party.

5.               Covenants of OGI.

5.1            OGI at its expense shall use its best efforts to register and maintain any and all patent and trademark rights relating to the Products within the Territory and shall promptly, upon receipt of notice of any potential infringement, at its own expense, exercise its common law and statutory rights against any infringement thereof.

5.2            OGI shall supply Distributor, at a reasonable cost to the Distributor, with reasonable quantities of all promotional materials prepared by OGI for the Products. Preparation and distribution of OGI’s promotional materials are subject to OGI’s review and approval. Distributor agrees not to use OGI’s trademarks, tradenames and other intellectual property in connection with the sale of the Products without OGI’s express consent.

6.               Distributor’s Representations and Warranties. Distributor represents and warrants to OGI as follows:

6.1            Distributor has the full right and authority to enter into this Agreement and to fully perform all of Distributor’s obligations hereunder.

7.               Covenants of Distributor.

7.1            Distributor hereby accepts the grant of rights set forth in Section 1 and agrees to use its best efforts to sell and promote the Products throughout the Territory.

7.2            Distributor shall notify OGI if Distributor learns that any other person, firm, corporation, limited liability company or other entity or association is using a copyright, trade name, trademark, patent or design that is substantially or confusingly similar to those owned by or used pursuant to the authority of OGI.

7.3            Distributor shall not sell Products to any party outside of the Territory or to any party seeking to purchase Products with the intent of reselling them outside of the Territory or under another brand name or trademark or trade name. Distributor shall forward to OGI all inquiries regarding the purchase of Products from interested parties outside of the Territory.

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8.               Product Warranties and Liability.

8.1            OGI is providing to Distributor only the warranty included with each Product. Upon receipt by OGI from Distributor of a Product subject to a warranty claim during the warranty period, OGI shall, in OGI’s sole discretion, repair or replace the returned Product. Distributor shall pay the freight and insurance costs of returning such Product to OGI. OGI’s liability for any warranty claim is limited to the replacement without charge of any Product that proves to be defective during the warranty period. This warranty applies only to errors or defects relating to the proper functioning of a Product and that have not been caused by improper use, abuse or negligence by Distributor or any third party.

8.2            THE WARRANTIES CONTAINED IN THIS SECTION ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSES. UNDER NO CIRCUMSTANCES SHALL OGI BE LIABLE FOR DAMAGES, DIRECT OR INDIRECT, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, SUFFERED BY DISTRIBUTOR, ANY SUBDISTRIBUTOR OR ANY OTHER THIRD PARTY ARISING FROM BREACH OF WARRANTY OR BREACH OF CONTRACT, NEGLIGENCE OR ANY OTHER LEGAL GROUND OF ACTION.

9.               Confidentiality. Each party hereto acknowledges and agrees that certain information that such party may receive about the business, finances and operations of the other party hereto shall be Confidential Information of the other party. All such information shall be designated as “Confidential Information.” Each party agrees, both during and after the Term, (a) to use the Confidential Information of the other party only in connection with its rights and obligations under this Agreement, (b) not to, directly or indirectly, reproduce such Confidential Information or distribute or disclose such Confidential Information, (c) to hold in confidence all Confidential Information of the other party and (d) to use all reasonable efforts to prevent the unauthorized copying, use or disclosure of the other party’s Confidential Information. Without limiting the generality of the foregoing, neither party hereto, without the prior written consent of the other party hereto, will, and each party hereto shall direct its representatives not to, directly or indirectly, make any comment, statement or communication to any other person or entity, with respect to, or otherwise disclose or permit the disclosure of any of the terms, conditions or other aspects of the transactions contemplated by this Agreement to any other person, firm, corporation, limited liability company or other entity or association; provided, however, that each party hereto shall be permitted to make such disclosures to the public or to governmental agencies as its legal counsel deems necessary to maintain compliance with and to prevent violations of applicable laws; provided further, however, that such party first must notify the other party in writing and furnish to such party a copy of any such proposed disclosure.

10.            Termination.

10.1         This Agreement may be terminated before the end of the Term (a) by either party hereto in the case of a material breach by the other party hereto that is not fully cured within the notice period specified below; (b) by either party hereto if any proceeding in bankruptcy, a reorganization or the appointment of a receiver or trustee or any other proceeding under any law for the relief of debtors is instituted by or against the other party hereto; (c) by Distributor pursuant to Section 3.2; (d) by OGI pursuant to Section 3.5 if Distributor fails to satisfy the Minimum Purchase Requirements.; or (e) by OGI if a “change in control” of Distributor occurs. Any termination of this Agreement pursuant to this Section 2.2 shall be effective only after thirty (30) days’ notice of such termination has been given to the other party, except in the case of termination under clause (b) above, which termination shall be automatic.

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10.2         Either party hereto may terminate this Agreement for any reason at any time after the first anniversary date of this Agreement upon fifteen (15) days’ written notice to the other party hereto.

10.3         If OGI terminates this Agreement for any reason, Distributor shall immediately cease distribution of the Products.

11.            Indemnities.

11.1         OGI’s Indemnity. OGI shall defend, indemnify and hold Distributor harmless from and against any and all claims arising out of a breach of OGI’s covenants, representations or warranties herein. If OGI fails to promptly defend any such claim, Distributor may defend against such claim with counsel of Distributor’s own choice and at the expense of OGI. The indemnification obligation hereunder shall apply to Distributor, its officers, directors, stockholders, managers, members, employees, partners, agents, successors, assigns, parents, subsidiaries and affiliated companies, and their respective officers, stockholders, employees, partners and agents, and shall cover any and all claims, costs, lawsuits, liabilities or losses (including reasonable attorneys’ fees and all related costs).

11.2         Distributor’s Indemnity. Distributor shall defend, indemnify and hold OGI harmless from and against any and all claims arising out of (a) a breach of Distributor’s covenants, representations or warranties herein or (b) the distribution of Products by Distributor. If Distributor fails to promptly defend any such claim, OGI may defend against such claim with counsel of OGI’s own choice and at the expense of Distributor. The indemnification obligation hereunder shall apply to OGI, its officers, directors, stockholders, managers, members, employees, partners, agents, successors, assigns, parents, subsidiaries and affiliated companies, and their respective officers, stockholders, employees, partners and agents, and shall cover any and all claims, costs, lawsuits, liabilities or losses (including reasonable attorneys’ fees and all related costs).

12.            Alternative Dispute Resolution.

12.1         Resolution of Disputes and Differences. Any dispute or difference between the parties to this Agreement (such parties, individually, a “Disputing Party,” and, together, collectively, the “Disputing Parties”) arising out of this Agreement or the transactions contemplated hereby, which the parties are unable to resolve themselves, shall be submitted to and resolved by arbitration as herein provided. Any Disputing Party may request the American Arbitration Association (“AAA”) to designate one (1) arbitrator (the “Arbitrator”), (a) who shall be qualified as an arbitrator under the standards of AAA, (b) who shall have been a retired judge or justice of a state or federal trial or appellate court sitting in the State of Nevada, and (c) who is, in any such case, not affiliated with any party in interest to such arbitration.

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12.2         Arbitration. The Arbitrator shall consider the dispute at issue in Clark County, Nevada, at a mutually agreed upon time within ninety (90) days (or such other period as may be acceptable to the Disputing Parties or as directed by the Arbitrator) of the designation of the Arbitrator. The arbitration shall be administered by AAA pursuant to its arbitration rules and procedures and shall include an opportunity for the parties to conduct discovery in advance of the proceeding using all of the authorized methods of discovery allowed by the Federal Rules of Civil Procedure in effect on the date of the initial request by the Disputing Party. Notwithstanding the foregoing, the Disputing Parties shall agree that they will attempt, and they intend that they and the Arbitrator should use their best efforts in such attempt, to conclude the arbitration proceeding and have a final decision from the Arbitrator within ninety (90) days from the date of the selection of the Arbitrator; provided, however, that the Arbitrator shall be entitled to extend such ninety (90) day period for a total of two (2) ninety (90) day periods. The Arbitrator shall be bound to follow the laws of the State of Nevada, both decisional and statutory, in reaching any decision and making any award and shall deliver a written award, including written findings of fact and conclusions of law, with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Each Disputing Party to such arbitration agrees that any award of the Arbitrator shall be final, conclusive and binding and that such Disputing Party shall not contest any action by any other party thereto in accordance with an award of the Arbitrator; provided, however, that any party may appeal based on statutory grounds. Judgment on the award may be entered in any court having jurisdiction.

12.3         Equitable Relief. Notwithstanding anything in this Section 12 to the contrary, the parties hereto shall have the right to seek temporary restraining orders, preliminary injunctions and similar provisional, equitable relief in a court of competent jurisdiction in the event of a material breach of any of the terms of this Agreement, provided that the party seeking such relief has determined in good faith that the exigencies of such breach require such immediate relief.

12.4         Costs. All costs and expenses attributable to the Arbitrator shall be allocated among the parties to the arbitration in such manner as the Arbitrator shall determine to be appropriate under the circumstances.

13.            Miscellaneous.

13.1         Force Majeure. Neither OGI nor Distributor shall be liable for the failure of either of them to comply with any of the terms of this Agreement if such failure is caused, in whole or in substantial part, by fire, strike, war, riots, insurrection, governmental restriction or other causes beyond its control and without its fault.

13.2         Independent Contractor. Distributor is an independent contractor and not an agent, representative or partner of OGI. OGI shall not be liable for any debt, act, obligation or other liability or tort of Distributor or Distributor’s agents or employees.

13.3         Governing Law and Venue. This Agreement shall be governed by and enforced pursuant to the laws of the State of Nevada without regard to conflict of laws principles. Except as otherwise provided in this Agreement, all actions or proceedings, at law or in equity, to enforce or interpret the provisions of this Agreement shall be litigated in courts having situs within Clark County, Nevada.

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13.4         Severability. If any part of this Agreement, for any reason, is declared invalid, then such decision shall not affect the validity of any remaining portion of this Agreement, which remaining portion shall remain in complete force and effect as if this Agreement had been executed with the invalid portion thereof eliminated. The intention of the parties hereto is that the parties hereto would have executed the remaining portion of this Agreement without including any such part that, for any reason, may be invalid hereafter.

13.5         Cumulative Remedies. Each and all of the rights and remedies provided for herein shall be cumulative, and not one of them shall be exclusive of the others or of any right or remedy allowed at law or in equity.

13.6         Waiver. No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other party of the same or any other obligations of such party hereunder. No waiver or indulgence by either of the parties of any failure by the other party to keep or perform any obligation, covenant, or condition herein shall be a waiver of any preceding or succeeding breach of the same or any other obligation, covenant or condition.

13.7         Notice. All notices, approvals, requests or demands (“Notices”) that any party is required or may desire to give to the other hereunder shall be in writing, unless otherwise specified, and shall be addressed to the address provided for herein. All Notices shall be given in one of the following ways: (a) by delivery to the address set forth below for such party; (b) by mail, registered or certified (return receipt requested), postage prepaid; (c) by FedEx or similar service; or (d) by transmittal by any electronic means, whether now known or hereafter developed, including but not limited to telex, telecopier or laser transmissions, able to be received by the party intended to receive notice. Each Notice shall, except as herein expressly provided, be conclusively deemed to be effective when received. The addresses of the parties shall be those of which the other party actually receives written Notice and until further notice are:

To OGI:	Odyssey Group International, Inc. 4262 Blue Diamond Road, Suite 102-281 Las Vegas, NV 89139 Attention: President Fax No.: Email:

To Distributor:	Well-Med Global LLC 2 Park Plaza, Suite 1200 Irvine, CA 92614 Fax No.: Attention: President Email:

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Either party may from time to time send to the other party written notice of change of address.

13.8         Assignment; Delegation. Neither party hereto may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

13.9         Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any right or remedy under or by reason of this Agreement on any person other than the parties to this Agreement and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision of this Agreement give any third person any right of subrogation over or action against any party to this Agreement.

13.10     Attorneys’ Fees. In the event that any dispute between or among any of the parties hereto should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party or parties all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section, (a) “attorneys’ fees” shall include fees incurred in the following: (i) post-judgment motions, (ii) contempt proceedings, (iii) garnishment, levy and debtor and third-party examinations, (iv) discovery and (v) bankruptcy litigation; and (ii) “prevailing party” shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

13.11     Amendment. This Agreement may be amended only by the written agreement of the parties hereto.

13.12     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13.13     Rules of Construction. Neither this Agreement nor any uncertainty or ambiguity herein will be construed against any party hereto. The parties hereto hereby expressly waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. All references in this Agreement to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. Unless otherwise expressly provided in this Agreement, the word “including” wherever it appears in this Agreement does not and shall not limit the words or terms preceding such word.

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13.14     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one instrument.

13.15     Facsimile or Other Electronic Transmission. The confirmed facsimile or other electronic transmission (including email) by one party hereto of a signed copy of the signature page of this Agreement to the other party hereto or to such party’s agent shall constitute the delivery of this Agreement.

13.16     Entire Agreement. This Agreement supersedes all other agreements, either oral or in writing, between the parties hereto regarding the subject matter of this Agreement and specifies all of the covenants and agreements between the parties with respect thereto. Each party hereto hereby acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party hereto, or anyone acting on behalf of any party hereto, which are not specified in this Agreement, and any other agreement, statement or promise regarding the subject matter specified in this Agreement shall be of no force or effect except for subsequent modifications in writing, signed by the party to be charged.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

“OGI”:

ODYSSEY GROUP INTERNATIONAL, INC.,

a Nevada corporation

By: _________________________

Name: Steve Miller,

Title: President

“Distributor”:

WELL-MED GLOBAL LLC

a California limited liability company

By: __________________________

Name: _______________________

Title: ________________________

[SIGNATURE PAGE TO DISTRIBUTION AGREEMENT]

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SCHEDULE A

I. “PRODUCTS”: stemFit Active™

II. “MINIMUM PURCHASE REQUIREMENTS”: $50,004.00 per year

III. “TERRITORY”: The United States of America and its territories.

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